Exhibit 2.1

REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE

This REORGANIZATION AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), dated as of May 22, 2025, is entered into by and among Little West, LLC, a California limited liability company (“Little West LLC”), Little West Holdings Inc., a Nevada corporation (the “Holding Company”), and Veg House Holdings Inc., a Cayman Islands exempted company, the sole member of Little West LLC (the “Member,”). Each of the Member, Little West LLC and the Holding Company is a “party” to this Agreement, and one of more of them are the “parties” hereto as the context may require.

RECITALS:

A. The Member owns 100% membership interest in Little West LLC.

B. Holding Company was formed for the purpose of reorganizing its and its subsidiaries corporate structure.

C. The Holding Company is a corporation duly organized under the laws of the State of Nevada, having its principal executive offices in 426 E 58th Street, Los Angeles, California 90011. Immediately prior to the Effective Date of the Share Exchange (as such terms are defined below), Holding Company will have authorized one hundred ninety million (190,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and ten million (10,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”), none of which have been issued.

D. The Board of Directors of the Holding Company, and Managing Member of Little West LLC, have each deemed advisable and unanimously recommended and approved by all necessary corporate and limited liability company action, this share exchange transaction among Little West LLC, the Member and the Holding Company (the “Share Exchange”) and this Agreement in order to establish the holding company structure and the Holding Company and Little West LLC has approved this Agreement and authorized its execution and delivery.

E. Member, being the holder of one hundred percent (100%) of the membership interests in Little West LLC has approved the Share Exchange and this Agreement.

F. The parties intend that the Share Exchange shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

In consideration of the mutual agreements and premises set forth herein, Little West LLC, the Member and the Holding Company hereby enter into this Agreement and prescribe the terms and conditions of the Share Exchange and the mode of carrying it into effect as follows:

ARTICLE I
TERMS OF THE SHARE EXCHANGE

1.1 Share Exchange. (a) On the Effective Date (as hereinafter defined), one hundred percent (100%) of the membership interests of each of Little West LLC’s issued and outstanding immediately prior to the Effective Date, as set forth in Schedule A, shall be automatically converted into and exchanged for, without any action on the part of the holder, into a total of 250,000 shares of Holding Company Common Stock, pursuant to a statutory share exchange under Nevada law (Nevada Revised Statutes (“NRS”) Section 92A.110, et seq.) and under California law (California Corporations Code Title 2.6, Article 10 et seq.) and with the effect of NRS Section 92A.250 and of California Code Corporations Code §§ 17710.11, 17710.12, and 25103 et seq. (the “Share Exchange”). As a result of the Share Exchange the Member shall receive the number of shares of the Holding Company’s Common Stock set forth in Schedule A.

(b) As of the Effective Date, as a result of the Share Exchange, the Member shall be the holder of the number of shares of Common Stock set forth on Schedule A hereto. Consequently, as a result of the Share Exchange, (i) Holding Company will have an aggregate 250,000 shares of Common Stock issued and outstanding and owned by the Member, (ii) the Member will cease to be a member of Little West LLC and (iii) the ownership of one hundred percent (100%) of the membership interest in Little West LLC shall automatically vest in Holding Company and Little West LLC will continue in existence as a direct, wholly-owned subsidiary of Holding Company.

(c) As a result of the Share Exchange, the respective articles of organization and operating agreement of Little West LLC, except for the admission of the Holding Company as the sole member and the termination of the member interests of the current member, will not be changed and will continue in full force and effect. The articles of incorporation, bylaws, names, offices, corporate identity, and officers and directors of the Holding Company will not be changed as a result of the Share Exchange.

1.2 Holding Company’s Common Stock Certificates. On the Effective Date, Holding Company shall issue and deliver that number of shares of Common Stock to the Member set forth on Schedule A.

1.3 Non-Exercise of Appraisal Rights. The member of Little West LLC have waived any rights that they may have to the appraisal of their member interests, and by their signatures on this Agreement, hereby voluntarily agree not to ever exercise their appraisal rights as set forth in California Corporations Code § 1300 et seq., or as otherwise provided by law, and, to the fullest extent permitted by applicable law, hereby waive any rights (statutory or otherwise) to dissent from the Share Exchange and seek the appraisal of the fair value of their respective member interests in Little West LLC and to have such fair value paid to them in cash in lieu of the terms of this Agreement. If such waiver is determined to be invalid under California law, then the Holding Company agrees to pay to the member of the acquired entity with appraisal rights the amount to which such member is entitled under the California Corporations Code.

1.4 No Exchange of Holding Company Common Stock Certificates. As a consequence of the immediate redemption of the shares of the Holding Company Common Stock by the Holding Company on the Effective Date, the parties hereto hereby waive any requirement that the Holding Company issue and deliver shares of Holding Company Common Stock on the Effective Date. The Holding Company shall pay the Per Share Redemption Price to the member of Little West LLC within ten (10) Business Days after the Effective Date. For purposes of this Agreement, a “Business Day” is any day other than a Saturday, Sunday or Federal holiday.

1.5 Sole Rights. On the Effective Date, the Member which held any certificate or book entry that formerly represented membership interests in Little West LLC outstanding on the Effective Date shall cease to have any rights with respect to said membership interests, and its sole rights shall have been ultimately converted by the Share Exchange.

ARTICLE II
TERMINATION

2.1 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of either Little West LLC on the one hand, or the Holding Company on the other hand, in their sole discretion, by written notice to the other parties. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective parties.

2.2 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective managers, directors, officers, employees, agents or stockholders.

ARTICLE III
EFFECTIVE DATE OF SHARE EXCHANGE

Upon satisfaction of the requirements of applicable law, the Share Exchange shall become effective on the date and time shown on the Articles of Exchange accepted for filing by the Secretary of State of the State of Nevada (the “Effective Date”). The rights of all parties resulting from the Share Exchange shall be determined as of the Effective Date.

ARTICLE IV
MISCELLANEOUS

4.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived in writing at any time by any party which is entitled to the benefit thereof.

4.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, by an amendment in writing.

4.3 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Nevada, without taking into account provisions regarding choice of law.

4.4 Costs and Expenses. Little West LLC shall pay all costs and expenses incurred by them and the Holding Company in connection with this Agreement and the transactions contemplated hereunder.

4.5 Recitals. The Recitals shall be incorporated into the body of this Agreement.

4.6 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

4.7 Entire Agreement. This Agreement represents the entire agreement among the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made among the parties hereto are merged in this Agreement, which shall be the sole expression of the agreement of the parties respecting the Share Exchange. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations and promises of the other parties hereto that are contained herein and has not relied on the oral statements of any other party or its representatives.

4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument. Electronic or pdf copies of the whole Agreement shall be deemed to be the same as an original for all purposes.

4.9 Assignment; Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

4.10 Nonsurvival. The representations, covenants and agreements of the parties contained in this Agreement shall terminate on the Effective Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Little West, LLC

By:	/s/ Alexandra Hoffman
Veg House Holdings Inc., Manager
By: Alexandra Hoffman

Little West Holdings Inc.

By:	/s/ Alexandra Hoffman
Alexandra Hoffman
Chief Executive Officer

[Little West LLC and Holding Company Signature Page]

[Member Signature Pages]

IN WITNESS WHEREOF, the Member has duly executed this Agreement as of the date first above written.

Veg House Holdings Inc.

By:	/s/ Alexandra Hoffman
Alexandra Hoffman
Chief Executive Officer

SCHEDULE A

		Membership Interest of Little West LLC Owned as of the Date of Execution of this Agreement	Shares of Common Stock of Little West Holdings Inc. to be Acquired Pursuant to the Exchange Contemplated by this Agreement
#	Member/Shareholder	Ownership %	Shares	Ownership %
1	Veg House Holdings Inc.	100%	250,000	100%